EXHIBIT 99.1

American National Announces Second Quarter 2012 Results

GALVESTON, Texas, July 23, 2012 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced second quarter 2012 net income of $20,506,000 ($0.76 per diluted share) compared to net income of $29,240,000 ($1.09 per diluted share) for the same period in 2011. The reduction in income was the result of a lower level of realized gains on investments.

Second quarter after tax operating income, which excludes after tax net realized investment gains, increased to $17,335,000 ($0.65 per diluted share), as compared with $14,338,000 ($0.54 per diluted share) for the same period in 2011. After tax net realized investment gains were $3,171,000 ($0.11 per diluted share) for the second quarter of 2012 as compared with the net realized gains of $14,902,000 ($0.55 per diluted share) for the second quarter of 2011.

Net income for the six months ended June 30, 2012 decreased to $65,722,000 ($2.45 per diluted share) from net income of $76,768,000 ($2.88 per diluted share) for the six months ended June 30, 2011. The reduction in net income for the first six months was also the result of a lower level of realized gains on investments.

After-tax operating earnings for the first six months of 2012, which exclude after tax net realized investment gains and losses, were $58,020,000 ($2.16 per diluted share) compared to $47,546,000 ($1.78 per diluted share) for the same period in 2011. After-tax net realized investment gains totaled $7,702,000 ($0.29 per diluted share) for the first six months of 2012 compared with net realized investment gains of $29,222,000 ($1.10 per diluted share) for the same period in 2011.

The 2011 net income included herein reflects the changes necessary to adopt, on a retrospective basis, ASU 2010-26 regarding deferred acquisition costs.  The adjustment of prior year income amounts is part of the changes necessary to conform to the new accounting standard. The retrospective adoption reduced net income for the first six months of 2011 by $1,772,000 from the amounts reported in the prior year.

After tax operating earnings improved primarily as a result of increased earnings in the property and casualty segment. Property and casualty after tax income improved $12.7 million for the first six months of 2012 as compared to the same period in 2011.

Total revenues for the six months ended June 30, 2012 were 2.6% less than 2011, as a result of decreases in net realized investment gains as well as lower premiums in the health and property and casualty segments, all of which were partially offset by an increase in net investment income.  Total assets as of June 30, 2012 increased to $22.7 billion, a 1.3% increase from the end of 2011. Stockholders' Equity as of June 30, 2012 was $3.7 billion, up 2.7% from the end of 2011. Book value per diluted share was $139.10 at June 30, 2012 as compared to $136.16 per diluted share at December 31, 2011.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended		Six Months Ended
	June 30,		June 30,
		As adjusted**		As adjusted**
	2012	2011	2012	2011

Revenues	$ 730,962,000	$ 761,780,000	$ 1,473,637,000	$ 1,513,653,000
After-tax earnings:
Operating earnings ***	$ 17,335,000	$ 14,338,000	$ 58,020,000	$ 47,546,000
Net realized investment gains	3,171,000	14,902,000	7,702,000	29,222,000
Net income	20,506,000	29,240,000	65,722,000	76,768,000

Per share earnings:
Operating earnings – Diluted ***	$ 0.65	$ 0.54	$ 2.16	$ 1.78
Net realized investment gains	0.11	0.55	0.29	1.10
– Diluted
Net income – Diluted	0.76	1.09	2.45	2.88

Weighted average number of shares
upon which computations are based:
Diluted	26,854,595	26,706,145	26,848,258	26,701,024
Basic	26,685,128	26,559,950	26,675,405	26,559,821

		As of
			As Adjusted **
		June 30, 2012	December 31, 2011

Book value per diluted share		139.10	136.16

* Results are preliminary and unaudited. American National expects to timely file its second quarter 2012 Form 10-Q in August.
** 2011 amounts have been adjusted for the adoption of ASU 2010-26.
*** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A (Strong) by Standard & Poor's, sixth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is also a family of companies that has, on a consolidated GAAP basis, $22.7 billion in assets, $19.0 billion in liabilities and $3.7 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

CONTACT: John J. Dunn, Jr. (409) 766-6063